Exhibit No. 21.1

WOUND MANAGEMENT TECHNOLOGIES, INC.
Form 10-K – List of Subsidiaries
For the Year Ended December 31, 2010

100% Owned Subsidiaries:

Wound Care Innovations, LLC	Nevada limited liability company

BioPharma Management Technologies, Inc.	Texas corporation

Resorbable Orthopedic Products, LLC	Texas limited liability company

Secure eHealth, LLC	Nevada limited liability company

50% Owned Joint Venture:

Pharma Technology International, LLC	Nevada limited liability company